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Exhibit 5.11

CONSENT

        The undersigned hereby consents to the references to (1) the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Orezone Resources Inc. under the United States Securities Act of 1933, as amended, in connection with the Update on Essakane Gold Project and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

October 26, 2007

/s/ M. HARLEY Name: M. Harley Title: Mineral Resources Manager — International Projects, Gold Fields International Services Ltd.

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CONSENT